As filed with the Securities and Exchange Commission on December 16, 2015.
Registration Number 333 -- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Synergy Resources Corporation
Exact Name of Registrant As Specified in Its Charter

Colorado	20-2835920
State of Incorporation	I.R.S. Employer Identification No.

1625 Broadway, Suite 300
Denver, Colorado 80202
Principal Executive Offices

Synergy Resources Corporation 2015 Equity Incentive Plan
Full Title of the Plan

Cathleen M. Osborn
Vice President and General Counsel
Synergy Resources Corporation
1625 Broadway, Suite 300; Denver, Colorado 80202
Name and address of agent for service

Telephone number, including area code, of agent for service: 720-616-4300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b - 2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	4,500,000	$10.04	$45,180,000	$4,549.63

(1) The Synergy Resources Corporation 2015 Equity Incentive Plan (the “Plan”) initially provides by its terms for the issuance of up to 4,500,000 shares of the Registrant’s common stock. The Plan provides for possible adjustment of the number of and class of and/or price of shares subject to outstanding awards, in the event of certain capital or other changes affecting the common stock. Thus, in addition to the above stated 4,500,000 shares, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement on Form S-8 also covers an indeterminate number of shares of common stock that may become subject to the Plan by means of any such adjustment.

(2) These amounts are based upon the average of the high ($10.31) and low ($9.76) sale price for the common stock as reported on the NYSE MKT on December 15, 2015, and are used solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    PLAN INFORMATION*

Item 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant incorporates by reference into this Registration Statement the documents listed below:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015.

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since August 31, 2015.

(c)
The description of the capital stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 19, 2011, filed under the Exchange Act, as amended and superseded by the disclosure set forth in “Description of Capital Stock” in the Registrant’s Registration Statement on Form S-3 filed on September 11, 2015.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Securities and Exchange Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not Applicable.

Item 5.    Interests of Named Experts and Counsel

Not Applicable.

Item 6.    Indemnification of Directors and Officers

The Colorado Business Corporation Act provides that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting, subject to certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. The articles of incorporation of the Registrant contain such a provision.

Under the Colorado Business Corporation Act, a Colorado corporation may generally indemnify a person made a party to a proceeding because the person is or was a director or officer of the corporation against any obligation incurred with respect to the proceeding to pay a judgment, settlement, penalty, fine or reasonable expenses incurred in the proceeding if the director or officer acted in good faith and certain other conditions are satisfied. The Colorado Business Corporation Act also authorizes a Colorado corporation to pay for or reimburse the reasonable expenses incurred by a director or officer in defending a proceeding in advance of the final disposition of the proceeding if certain requirements are satisfied.

The Registrant has obtained policies of directors' and officers' liability insurance, and has entered into indemnification agreements with its directors and certain of its officers pursuant to which it has generally agreed to indemnify such persons to the extent permitted by applicable law.

Item 7.    Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

See the Exhibit Index following the signature page of this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.    Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado, on this 16th day of December 2015.

SYNERGY RESOURCES CORPORATION

By: /s/ Lynn A. Peterson
Lynn A. Peterson
President and Director

_______________________
POWER OF ATTORNEY
Each person whose signature appears below hereby severally constitutes and appoints Lynn A. Peterson, James P. Henderson and Cathleen M. Osborn, and each of them acting singly, as his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him and in his name, place and stead, in any and all capacities indicated below, any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.
_______________________
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the following capacities and on the date indicated.*
*Each of these signatures is affixed as of December 16, 2015.

/s/ Edward Holloway	Co-Chief Executive Officer and Director
Edward Holloway

/s/ William E. Scaff, Jr.	Co-Chief Executive Officer, Treasurer and Director
William E. Scaff, Jr.

/s/ Lynn A. Peterson	President and Director
Lynn A. Peterson

/s/ James P. Henderson	Chief Financial Officer
James P. Henderson

/s/ Frank L. Jennings	Chief Accounting Officer
Frank L. Jennings

Director
Rick A. Wilber

/s/ Raymond E. McElhaney	Director
Raymond E. McElhaney

Director
Bill M. Conrad

Director
R.W. Noffsinger, III

/s/ George Seward	Director
George Seward

/s/ Jack Aydin	Director
Jack Aydin

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

4.1	Restated Articles of Incorporation of Synergy Resources Corporation (the “Company”) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 16, 2015)

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Registration Statement of the Company on Form SB-2 filed on October 9, 2007)

5	Opinion of Davis Graham & Stubbs LLP

23.1	Consent of EKS&H LLLP

23.2	Consent of Ryder Scott & Company, L.P.

23.3	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5)

24	Powers of Attorney (included on the signature page)

99	Synergy Resources Corporation 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K filed on December 16, 2015.